Exhibit 99

Provision of the Corporate Governance Guidelines of the Company

relating to selection and duties and responsibilities of an Independent Lead Director

In the event the Board makes a determination that it is in the best interests of shareholders for a non-independent Board member to serve as Chairman, the independent members of the Board, after consulting with all members of the Board, shall elect an independent director to serve as Lead Director, with the following duties and responsibilities: Preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of non-management or independent directors; call meetings of the independent or non-management Directors; serve as liaison between the Chairman and the independent and non-management Directors; approve information sent to the Board of Directors; approve meeting agendas for the Board of Directors, including assurance that there is sufficient time for discussion of all agenda items; organize and lead the Board’s evaluation of the Chief Executive Officer; be responsible for leading the Board’s annual self-assessment; be available for consultation and direct communication upon the reasonable request of major shareholders; advise Committee Chairs with respect to agendas and information needs relating to Committee meetings; provide advice with respect to the selection of Committee Chairs; and perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The Lead Director will be elected annually, and no Director shall serve more than five terms as Lead Director unless the Board determines that it is appropriate to extend this limit.